UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 19, 2009

Manas Petroleum Corporation
(Exact name of registrant as specified in its charter)

Nevada	333-107002	91-1918324
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Bahnhofstrasse 9, 6341 Baar, Switzerland
(Address of principal executive offices) (Zip Code)

+41 (44) 718 10 30
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4 (c))

Item 1.01	Entry into a Material Definitive Agreement.

On November 19, 2009 we entered into a binding letter of intent with WWI Resources Ltd., a TSX Venture Exchange listed company, pursuant to which we will sell all of the shares of one of our wholly-owned subsidiaries in exchange for a minimum of 100,000,000 common shares of WWI and a signing bonus in cash. At or prior to closing, we will reorganize our affairs such that the subsidiary will own 100% of our Albanian assets. The letter of intent provides that, after closing, WWI will be obligated to issue to us up to an aggregate of 150,000,000 additional WWI common shares upon the achievement of certain operational targets.

Completion of the sale of the subsidiary is subject to, completion of due diligence satisfactory to both parties, execution of a definitive agreement, receipt of all necessary regulatory and shareholder approvals and completion of a private placement of WWI units.

At closing, each of WWI and our company will appoint three new directors to the board of WWI and the current officers of Manas will be appointed as officers of WWI.

At closing, the subsidiary will hold three production sharing contracts onshore Blocks in Albania that comprise 1.7 million net acres with 100% working interest.

Item 8.01	Other Events.

A news release dated November 20, 2009 is furnished herewith.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

99.1	News release dated November 20, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MANAS PETROLEUM CORPORATION

By:

/s/ Ari Muljana
Ari Muljana
Chief Financial Officer
Dated: November 20, 2009